Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports, dated February 27, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Veritex Holdings, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Veritex Holdings, Inc. on Forms S-3 (File Nos. 333-222165 and 333-207932) and Form S-8 (File Nos. 333-199223 and 333-229124).

/s/ GRANT THORNTON LLP
Dallas, Texas
February 27, 2019